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                                                                    EXHIBIT 21.1
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Henderson Citizens Bancshares, Inc.
  Henderson Citizens Delaware Bancshares, Inc. (100%)
    Citizens National Bank, Henderson, Texas (100%)
    First State Bank, Waskom, Texas (100%)
  Waskom Bancshares, Inc. (100%)